Exhibit (d)(5)

June 28, 2013

STRICTLY PRIVATE AND CONFIDENTIAL

Itzhak Fisher

The Nielsen Company (US), LLC

85 Broad Street

New York, New York

Ladies and Gentlemen:

You have requested certain information from Harris Interactive Inc. (“we”, “us” or the “Company”) in connection with your interest concerning a potential strategic merger or other significant transaction involving the Company (the “Possible Transaction”). In consideration of our furnishing you with the Evaluation Material (defined below), you agree as follows:

Evaluation Material

You will treat confidentially any and all information concerning the Company and its subsidiaries and any other affiliate of the Company (collectively, the “Company Group”) which has been or is, in the future, furnished by us or our Representatives (defined below) to you or any of your Representatives, orally or in writing (whatever the form or storage medium), including, without limitation, information concerning the Company’s subsidiaries, businesses, operations, markets, products, product specifications, designs, documentation, technical data, trade secrets, formulas, processes, computer programs (in object or source code form), know-how, research and development, financial condition, results of operations, projections, strategies, marketing information, contracts, customers, employees or prospects, and any and all notes, analyses, compilations, studies or other documents prepared by you or by your Representatives containing or reflecting or based upon, in whole or in part, any such information (collectively, “Evaluation Material”). The term “Evaluation Material” does not include information which you demonstrate: (a) was or becomes generally available to or known by the public (other than as a result of a disclosure directly or indirectly by you or any of your Representatives who received such information pursuant hereto); or (b) was independently developed by you without reference to the Evaluation Material, or (c) was or becomes available to you or any of your Representatives on a nonconfidential basis, prior to its disclosure to you by us or our Representatives, provided that the source of such information is not otherwise known by you after reasonable investigation to be bound by a confidentiality agreement with us or any of our Representatives, or to be under a contractual, legal, fiduciary or other obligation to us or any of our Representatives not to transmit the information to you. “Representatives” means, collectively, with respect to any person, such person’s officers, directors, employees, financial or other advisors, attorneys and accountants.

Use of Evaluation Material.

You will use Evaluation Material solely for the purpose of evaluating a Possible Transaction and not for any other purpose, including, without limitation, use in any way detrimental to the Company Group. You shall maintain the strict confidentiality of any Evaluation Material provided to you or any of your Representatives and shall not disclose any part of it to any other person; provided that you may disclose Evaluation Material to those of your Representatives who have a reasonable need to know such information in order to assist you in evaluating a Possible Transaction; provided, further, that, prior to any such disclosure, (a) you inform any such Representative of the terms of this letter agreement and (b) such Representative agrees or is bound by applicable company policy to preserve the confidentiality of the Evaluation Material. You shall take all such reasonable actions as will ensure that your Representatives comply with the terms of this letter agreement. You will be responsible for any breach of this letter agreement by any of your Representatives. The term “person” as used in this letter agreement shall be broadly interpreted to include, without limitation, the media and any corporation, partnership, group, individual or other entity.

Subpoenas, etc.

If you or any of your Representatives become required by law or applicable legal process to disclose any Evaluation Material, you shall, to the extent permitted by applicable law, provide us with prompt prior written notice of such requirement and the terms of and circumstances surrounding such requirement so that we may seek an appropriate protective order or other remedy, or waive compliance with the terms of this letter agreement, and you shall provide such cooperation with respect to obtaining a protective order or other remedy as we shall reasonably request at our expense. If, in the absence of a protective order or other remedy or the receipt of a waiver by us, you or any of your Representatives are nonetheless, based on the advice counsel, legally compelled to disclose Evaluation Material to any tribunal or else stand liable for contempt or suffer other censure or penalty, you or your Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material which such counsel advises you is legally required to be disclosed; provided that you shall exercise your best efforts, at our expense, to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such Evaluation Material by such tribunal.

No License to Evaluation Material

The Company Group shall retain the entire right, interest and title to its Evaluation Material. No license under any patent, copyright, trademark, other intellectual property right or any application therefor, is hereby granted or implied by the provision of Evaluation Material to you. You shall not alter or obliterate any trademark or any other proprietary mark or notice thereof of the Company Group on any copy of the Evaluation Material, and you shall reproduce any such mark or notice on all copies of the Evaluation Material.

No Unauthorized Contact

During the course of your evaluation, you shall direct all communications concerning a Possible Transaction, requests for information, requests for meetings, discussions or questions concerning procedures and any and all other inquiries and communications directly to David Dorfman, Senior Managing Director, or Gokay Urenay, Vice President, of Macquarie Capital (USA) Inc., the investment banking firm that we engaged with respect to the Possible Transaction (the “Investment Bank”) or the Chairman of the Board of Directors of the Company. Accordingly, other than the Chairman of the Board, you agree not to directly or indirectly contact or communicate with any director, executive officer or other employee of the Company Group concerning a Possible Transaction, or to seek any information in connection therewith from such person, without the prior written consent of an authorized representative of the Investment Bank or the Chairman of the Board. You also agree not to discuss with or offer to any third party an equity participation in a Possible Transaction or any other form of joint acquisition by you and such third party without the prior written consent of an authorized representative of the Investment Bank or the Chairman of the Board.

Nonsolicitation

In consideration of Evaluation Material being furnished to you by us, you hereby agree that, for a period of eighteen months from the date of this letter agreement, you will not, nor will any of your affiliates hire or solicit for employment any employee of the Company Group with whom such party comes into contact, becomes aware of, or receives information about in connection with its evaluation of a Possible Transaction whose name appears on Schedule A attached hereto (a “Covered Employee”), or induce any Covered Employee to terminate such employee’s employment with the Company Group, without obtaining our prior written consent.

Standstill

For a period of eighteen months from the date of this letter agreement, you shall not, and you shall cause any person or entity controlled by you not to, directly or indirectly, without the prior written consent of the Company, (i) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities of the Company or any of its subsidiaries, (ii) propose to enter into, directly or indirectly, any merger, consolidation, recapitalization, business combination, partnership, joint venture or other similar transaction involving the Company or any of its subsidiaries, (iii) make, or in any way participate in any “solicitation” of “proxies” or “consents” (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of the Company or any of its subsidiaries, (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company or any of its subsidiaries, (v) initiate or support, directly or indirectly, any stockholder proposal with respect to the Company, (vi) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (vii) disclose any intention, plan or arrangement inconsistent with the foregoing, or (viii) advise, assist or encourage any other persons in connection with any of the foregoing; provided, however that, in connection with a Possible Transaction, you shall be permitted to make a confidential proposal to the Investment Bank upon the completion of your due diligence. You also agree during such period not to (x) request the Company or its Representatives, directly or indirectly, to amend or waive any provision of this paragraph (including this sentence), (y) take any action which might require the Company or any of its affiliates to make a public announcement regarding this letter agreement or the possibility of a merger, consolidation, business combination or other similar transaction, including, without limitation, a Possible Transaction, or (z) communicate with the stockholders of the Company regarding the subject matter of this letter agreement.

Notwithstanding the previous paragraph, you shall not be subject to any of the restrictions set forth therein if any Acquisition Transaction (as defined below) with respect to the Company shall have been publicly proposed by any third party (and, if rejected or not approved by the Company, pursued on a unilateral basis by such third party pursuant to a tender or exchange offer and/or a proxy solicitation) or if the Company shall have entered into an agreement in principle or definitive agreement with any third party providing for an Acquisition Transaction.

The term “Acquisition Transaction” means, with respect to the Company, any of the following: (i) a merger, consolidation, recapitalization, business combination, partnership, joint venture or other similar transaction involving the Company, (ii) a tender offer, exchange offer or sale involving the securities of the Company that, if consummated, would result in any person or group beneficially owning more than 50% of any class of voting securities of or equity interests in the Company or (iii) any direct or indirect acquisition or purchase of more than 50% of the aggregate assets of the Company and its subsidiaries or more than 50% of any class of voting securities of or equity interests in the Company by any person or group.

Return of Evaluation Material

If at any time you determine not to proceed with a Possible Transaction, you will promptly notify the Investment Bank and the Chairman of the Board of that determination and, in such event, and at any time upon our request or any of our Representatives, you shall immediately (a) cease using the Evaluation Material, (b) return to us or destroy any Evaluation Material furnished by us or any of our Representatives and any and all copies thereof, and (c) destroy any and all notes, analyses, compilations, studies or other documents prepared by you or any of your Representatives containing or reflecting any Evaluation Material. Any destruction shall, upon our request, be certified in writing to the Company by an authorized officer supervising such destruction. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by the obligations of confidentiality and other obligations hereunder.

Non-Disclosure

Without our prior written consent, you will not, and will cause your Representatives not to, disclose to any person that any investigations, discussions or negotiations are taking place concerning a Possible Transaction, that you have requested or received Evaluation Material from us, or any of the terms, conditions or other facts with respect to a Possible Transaction, including the status thereof and the existence of this letter agreement.

Without your prior written consent, we will not, and will cause our Representatives not to, disclose to any person that any investigations, discussions or negotiations are taking place with you concerning a Possible Transaction, that you have requested or received Evaluation Material from us, or any of the terms, conditions or other facts with respect to a Possible Transaction with you, including the status thereof and the existence of this letter agreement.

No Representation or Warranty

Neither we nor any of our Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material provided or to be provided hereunder. Neither we nor any of our Representatives will have any liability to you or any other person resulting from your use of any Evaluation Material provided by us or any of our Representatives or the contents thereof or from any action taken or any inaction occurring in reliance thereon, except and to the extent provided in a definitive and binding contract with respect to a Possible Transaction (a “Transaction Agreement”). Only those representations or warranties that are made in a definitive Transaction Agreement, when, as and if it is executed, and subject to such limitations and restrictions as may be specified in such definitive Transaction Agreement, will have any legal effect.

You also acknowledge and agree that no contract or agreement providing for the sale of the Company shall be deemed to exist between you and us unless and until a Transaction Agreement has been executed and delivered by you and each of the other parties thereto, and you hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with the sale of the Company unless and until a Transaction Agreement has been executed and delivered by you and each of the other parties thereto. You also agree that unless and until a Transaction Agreement between us and you with respect to the acquisition of the Company has been executed and delivered by you and each of the other parties thereto, there shall not be any legal obligation of any kind whatsoever with respect to any such transaction by virtue of this letter agreement or any other written or oral expression with respect to such transaction except, in the case of this letter agreement, for the matters specifically agreed to herein. For purposes of this paragraph, the term “Transaction Agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or verbal agreement in principle or acceptance of an offer or bid, except to the extent otherwise provided therein.

Securities Laws

You acknowledge that you and your Representatives are aware that (a) applicable securities laws prohibit any person who has material, non-public information concerning the Company or its affiliates from purchasing or selling any securities of the Company or its affiliates, or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and (b) some or all of the Evaluation Materials provided to you or the information referred to under the heading “Non-Disclosure” may be considered material, non-public information for such purposes.

Remedies

You acknowledge that money damages are an inadequate remedy for breach of this letter agreement because of the difficulty of ascertaining the amount of damage that will be suffered in the event that this letter agreement is breached. Therefore, we shall be entitled to equitable relief, including an injunction and specific performance, in the event of any breach of the provisions of this letter agreement by you or any of your Representatives, in addition to all other remedies available to the Company at law or in equity.

Other

No failure or delay by the Company in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

This letter agreement embodies our entire agreement and understanding with respect to the subject matter hereof and supersedes all prior discussions, negotiations, agreements and understandings with respect to the subject matter hereof.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflicts of laws provisions or rule of any jurisdiction that would cause the substantive laws of any other jurisdiction to apply. You hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York for any actions, suits or proceedings arising out of or relating to this letter agreement. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement, in the courts of the State of New York or the United States of America located in the State of New York and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

This letter agreement may not be amended, and no provision hereof may be waived, except upon written consent of the Company.

You may not assign or otherwise transfer this letter agreement or any of your rights hereunder without the prior written consent of the Company (including without limitation a transfer by way of merger, consolidation or purchase of assets). The Company reserves the right to assign its rights under this letter agreement to any purchaser of all or any portion of the Company (including without limitation by way of merger, consolidation or purchase of assets).

If any portion or provision of this letter agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this letter agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this letter agreement shall be valid and enforceable to the fullest extent permitted by applicable law.

This letter agreement may be executed in one of more counterpart, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.

The obligations of the parties hereunder shall expire three years from the date on which this letter agreement becomes a binding agreement between you and us.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and us.

Very truly yours,

HARRIS INTERACTIVE, INC.

By:	/s/ Marc Levin
Name:	Mark Levin
Title:	Chief Operating Officer, General Counsel and Corporate Secretary

Accepted and agreed as of the date first above written:

THE NIELSEN COMPANY (US), LLC

By:	/s/ Alice Wang
Alice Wang
Senior Vice President, Global Business Development